Exhibit 3.1
CERTIFICATE OF AMENDMENT
to the
RESTATED CERTIFICATE OF INCORPORATION OF
PATTERSON-UTI ENERGY, INC.

Patterson-UTI Energy, Inc., a Delaware corporation (the “Corporation”), does hereby certify:
FIRST: The name of the Corporation is PATTERSON-UTI ENERGY, INC.
SECOND: The following amendment to the Restated Certificate of Incorporation was duly adopted by a vote of the stockholders sufficient for approval effective June 6, 2024, in the manner prescribed by the General Corporation Law of the State of Delaware:
The Article NINTH of the Restated Certificate of Incorporation is amended to read in its entirety as follows:
NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.
THIRD: The aforesaid amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: The aforesaid amendment does not effect a change in the amount of stated capital.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th day of June, 2024

By: /s/ William A. Hendricks, Jr.
Name: William A. Hendricks, Jr.
Title: President and Chief Executive Officer